Filed Pursuant to Rule 433
Registration Statement No. 333-234460
Issuer Free Writing Prospectus dated December 8, 2020
Relating to Preliminary Prospectus dated November 23, 2020

Qilian International Holding Group Limited

5,000,000 Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of Qilian International Holding Group Limited (the "Company") and should be read together with the preliminary prospectus dated November 23, 2020 (the "Preliminary Prospectus") that was included in Amendment No. 6 to the Registration Statement on Form F-1 (File No. 333-234460) relating to these shares.

The following information supplements and updates the information contained in the Preliminary Prospectus:

Qilian International Holding Group Limited

THE OFFERING

Offering Size	$25 - 35M (without overallotment)
Exchange & Ticker	Nasdaq Global Market (Ticker: QLI) (approved subject to completion of the offering)
Ordinary Shares Offered	**5,000,000** Ordinary Shares or **5,750,000** Ordinary Shares if the over-allotment option is exercised in full
Ordinary Shares Outstanding prior to this Offering	**30,000,000** ordinary shares
Offering Price	**$5.00 ~ $7.00**
Expected Closing	By the end of December 2020
Use of Proceeds	• **90%** for fixed asset investment in Oxytetracycline API production facilities • **6.4%** for construction of organic-waste treatment facility • **0.6%** for fixed asset investment in Heparin Sodium Preparation facilities • **3%** for marketing expenses for Gan Di Xin
Underwriters	Univest Securities, LLC & Loop Capital Markets LLC

INVESTMENT HIGHLIGHTS

- Recognized Brand Name in China
- Unique Geographical Location and Beneficial National Policy
- Strong R&D Capability
- High Production Capacity
- Experienced and Accomplished Leadership Team with a Proven Track Record

MARKET DRIVERS

- Rising Healthcare Awareness
- Improving Regulation System
- Expanding Aging Population
- Improving Crop Yields
- Favorable Government Policies

COMPANY PROFILE

50+ Years
In Operation

20+ Provinces
Market Coverage

We are a **pharmaceutical and chemical company** based in China that focuses on the development, manufacture, marketing, and sales of **oxytetracycline** products, **traditional Chinese medicine derivatives** ("TCMD") products, **heparin** products, **sausage casings**, **organic fertilizers** and **licorice** products. We are one of the leading manufactures of oxytetracycline products.

FINANCIALS

$46.1 M
Revenue (FY2019)

$5.9 M
Net Income (FY2019)

21.0%
Gross Margin (FY2019)

Revenue and Net Income
(For the Years Ended September 30)
Thousands USD
50,000
40,000
30,000
20,000
10,000
0
$22,537
$1,538
$50,369
$5,203
$46,097
$5,908
FY2017
FY2018
FY2019
Revenue
Net Income

Gross Margin and Net Profit Margin
(For the Years Ended September 30)
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
15.0%
6.8%
16.1%
10.3%
21.0%
12.8%
FY2017
FY2018
FY2019
Gross Margin
Net Profit Margin

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Univest Securities, LLC at 212-343-8888.